Exhibit 4.2

INVERESK RESEARCH GROUP, INC.

2002 STOCK OPTION AND INCENTIVE COMPENSATION PLAN

Amended and Restated as of May 4, 2004

      Inveresk Research Group, Inc., a Delaware corporation (the “Company”), wishes to attract officers, employees and consultants to the Company and its Subsidiaries and to induce officers, employees and consultants to remain with the Company and its Subsidiaries, to encourage those persons to increase their efforts to make the Company’s business more successful, whether directly or through its Subsidiaries, and to align their interests with the interests of the Company’s stockholders.

      The Plan as originally adopted provided that in connection with the transaction pursuant to which Inveresk Research Group Limited became a wholly-owned subsidiary of the Company, the Company would issue Options (to purchase shares of the Company’s Common Stock) to holders of options to purchase capital stock of Inveresk Research Group Limited in consideration for the cancellation of the options issued by Inveresk Research Group Limited.

      Amendments to the Plan were adopted in 2004 for the purpose of providing for awards of equity-based compensation other than stock options, as hereinafter set forth.

1.     Definitions

      Whenever used herein, the following terms shall have the meanings set forth below:

      “Amendment Date” means May 4, 2004.

      “Award” means an Option, Performance Stock Award, Restricted Stock Award, Performance Restricted Stock Award, Cash Performance Award, Stock Unit Award or Stock Appreciation Right (SAR) awarded under this Plan.

      “Award Agreement” means a written agreement entered into pursuant to this Plan by the Company and a Participant with respect to an Award.

      “Board” means the Board of Directors of the Company.

      “Cause” means, with respect to any Participant, unless otherwise provided in the Participant Award Agreement, conduct that is determined by the Board in good faith to fall within one or more of the following categories: (i) engaging in willful or gross misconduct or neglect in the conduct of the Participant’s employment obligations, (ii) repeatedly failing to adhere to the directions of superiors or the Board or the written policies and practices of the Company or its Subsidiaries or its affiliates, (iii) the commission of a felony or a crime of moral turpitude, or any crime involving the Company or its Subsidiaries, or any affiliate thereof, (iv) fraud, misappropriation or embezzlement, (v) a material breach of the Participant’s employment agreement (if any) with the Company or its Subsidiaries or its affiliates, (vi) acts or omissions constituting a material failure to perform substantially and adequately the duties assigned to the Participant or (vii) any illegal act detrimental to the Company or its Subsidiaries or affiliates.

      “Cash Performance Award” means a right to receive cash based on the attainment of pre-established Performance Goals.

      “Change in Control” means the occurrence of any of the following:

(i) any “person,” including a “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding the Company, any entity, controlled by or under common control with the Company, any employee benefit plan of the Company or any such entity, and, with respect to any particular Participant, the Participant and any “group” (as that term is used in Section 13(d)(3) of the Exchange Act) of which the Participant is a member), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing a majority of either (A) the combined voting power of the Company’s then outstanding securities or (B) the Shares then outstanding (in either such case other than as a result of an acquisition of securities directly from the Company); provided, however, that, in no event shall a Change in Control be deemed to have occurred (x) by reason of an increase in the percentage beneficial ownership of any person or group that results from a reduction in the number of outstanding Shares or (y) by reason of an increase in the beneficial ownership of a person or group of less than 5% per year or (z) by reason of any increase in the beneficial ownership of a person or group that on the date the Company first became subject to the periodic reporting obligations imposed under the Exchange Act was the beneficial owner of the Shares then outstanding; or

(ii) any consolidation or merger of the Company in which the stockholders of the Company immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

(iii) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least a majority of the combined voting power of the voting securities of which are owned by persons in substantially the same proportion as their ownership of the Company immediately prior to such sale, or the approval by the Company’s stockholders, in accordance with the requirements of applicable law, of any plan or proposal for the liquidation or dissolution of the Company.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Committee” means the committee appointed by the Board pursuant to Section 3, or as the context requires, any subcommittee thereof appointed for the purposes of the Plan.

      “Common Stock” means the Company’s Common Stock, par value $.01, either currently existing or authorized hereafter.

      “Company” means Inveresk Research Group, Inc., a Delaware corporation.

      “Disability” means, unless otherwise provided by the Committee in the Participant’s Award Agreement, a disability which renders the Participant incapable of performing all of his or her material duties for a period of at least 180 consecutive or non-consecutive days during any consecutive twelve-month period.

      “Effective Date” means June 27, 2002.

      “Embedded Value” means, with respect to any Option, as of any date, the excess of (i) the Option Price then in effect over (ii) the Fair Market Value on that date.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      “Exchange Options” means all Options granted as described in Section 4(a) of the Plan.

      “Fair Market Value” means, as of any date, the value of a Share determined as follows: (i) if the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, the Fair Market Value of each Share shall be the closing sales price for such stock (or the closing bid, if no sales were reported) on such exchange or system on the last trading day preceding the date of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; (ii) if the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; and (iii) in the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee.

     “Incentive Stock Option” means an “incentive stock option” within the meaning of Section 422(b) of the Code.

      “Non-Qualified Stock Option” means an Option which is not an Incentive Stock Option.

      “Old Inveresk Option” means each option to subscribe for ordinary shares or B ordinary shares of Inveresk Research Group Limited that is outstanding immediately prior to the time Inveresk Research Group Limited becomes a wholly-owned subsidiary of the Company.

      “Old Inveresk Optionee” means each person who is a holder of Old Inveresk Options immediately prior to the time Inveresk Research Group Limited becomes a wholly-owned subsidiary of the Company.

      “Option” means the right to purchase, at a price and for the term fixed by the Committee in accordance with the Plan, and subject to such other limitations and restrictions in the Plan and the applicable Award Agreement, a number of Shares determined by the Committee.

      “Optionee” means a person to whom an Option is granted pursuant to the provisions of this Plan and, except where the context requires otherwise, includes, the Successors of any such person.

      “Option Price” means, with respect to any Option, the exercise price per Share.

      “Participant” means an officer, employee or consultant who has received an Award under the Plan.

      “Performance Goals” means for the purposes of an Award, including any Award that is intended to qualify as performance-based compensation under Section 162(m), any one or more of the following: revenue, profits, net income, pre-tax income, operating income, earnings per share, total shareholder return, return on equity, return on capital, cash flow, stock price, operating margin, pretax margin, and net income margin. These performance criteria can be used individually or in any combination, can be measured annually or cumulatively, can be measured on an absolute basis or relative basis, compared to other companies or indices, and can apply to the entire Company or a business unit.

      “Performance Stock Award” means a right to receive Shares, subject to performance and other conditions specified in the applicable Award Agreement, but does not include an Option.

      “Performance Option” means an Option that is subject to performance goals specified in the applicable Award Agreement.

      “Performance Restricted Stock Award” means a right to receive Shares, subject to performance and other limitations and restrictions specified in the Plan and the applicable Award Agreement, but does not include an Option.

      “Plan” means this 2002 Stock Option and Incentive Compensation Plan, as amended and restated as of May 4, 2004 and as it and may from time to time be further amended.

      “Restricted Stock Award” means a right to receive Shares, subject to limitations and restrictions specified in the Plan and the applicable Award Agreement.

      “Retirement” means, unless otherwise provided by the Committee in the applicable Award Agreement, the voluntary termination of employment (or other termination of service, in the case of a consultant) of a Participant on or after the Participant’s attainment of age 65.

      “Securities Act” means the Securities Act of 1933, as amended.

      “Shares” means shares of Common Stock of the Company.

      “Stock Appreciation Rights” or “SARs” means the right to receive payment in cash, Shares or a combination of both, in an amount equal to the product of (x) the number of Shares specified in the applicable Award Agreement and (y) the excess of the Fair Market Value at the time of exercise over the exercise (or “strike”) price as specified in the applicable Award Agreement.

     “Stock Unit” means a right to receive Shares, subject to limitations and restrictions specified in the Plan and the Applicable Award Agreement.

     “Subsidiary” means any corporation (other than the Company) that is a “subsidiary corporation” with respect to the Company under Section 424(f) of the Code. In the event the Company becomes a subsidiary of another company, the provisions hereof applicable to subsidiaries shall, unless otherwise determined by the Committee, also be applicable to any company that is a “parent corporation” with respect to the Company under Section 424(e) of the Code.

      “Successor” means, with respect to any Participant who has died, the legal representative of the estate of the person or persons who acquire the right to exercise an Option by bequest or inheritance or otherwise by operation of law.

2.     Approval; Effective Date; Termination

      The 2002 Stock Option Plan was effective on the Effective Date. The Plan was amended and restated as of May 4, 2004. The Plan shall terminate on, and no Option shall be granted hereunder on or after, the tenth anniversary of the Effective Date of the Plan; provided, however, that the Board may terminate the Plan at any time prior to that date.

3.     Administration of Plan

      The Plan shall be administered by the Committee appointed by the Board. The Committee shall consist of at least two individuals, each of whom shall be a “non-employee director” as defined in Rule 16b-3 promulgated by the Securities and Exchange Commission (“Rule 16b-3”) under the Exchange Act and shall, at such times as the Company is subject to Section 162(m) of the Code (to the extent relief from the limitation of Section 162(m) of the Code is sought with respect to Awards), qualify as “outside directors” for purposes of Section 162(m) of the Code. The Committee may appoint any appropriate subcommittee consisting solely of two or more directors who qualify as “outside directors” and “non-employee directors” and delegate any of its authority to such subcommittee. The acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee for purposes of the Plan. If and to the extent applicable, no member of the Committee may act as to matters under the Plan specifically relating to such member. If no Committee is designated by the Board to act for these purposes, the Board shall have the rights and responsibilities of the Committee hereunder and under the Award Agreements.

4.     Eligibility and Grant of Awards; Committee Authority.

      (a) Following the Effective Date, the Company granted Options to each Old Inveresk Optionee, against and in consideration of the cancellation of all Old Inveresk Options held by such Old Inveresk Optionee. The Exchange Options so granted are intended in the aggregate to confer on the Old Inveresk Optionee, to the extent reasonably practicable in the circumstances, substantially the same economic and other rights as were provided under the Old Inveresk Options that are so cancelled.

      (b) Subject to the provisions of the Plan, the Committee may, in its discretion as reflected by the terms of the Award Agreements: (i) cause the Company to grant Awards to employees, officers and consultants of the Company and its Subsidiaries; (ii) determine and designate from time to time those employees, officers and consultants of the Company and its Subsidiaries to whom Awards are to be granted and the number of Shares to be included in or covered by such Awards; and (iii) determine and impose such other terms and conditions in respect of each Award as it shall deem appropriate.

      (c) In determining the eligibility of an employee, officer or consultant to receive an Award, as well as in determining the terms of the Award, the Committee may consider the position and responsibilities of the employee, officer or consultant, the nature and value to the Company of the employee’s, officer’s or consultant’s services and accomplishments whether directly or through its Subsidiaries, the employee’s, officer’s or consultant’s present and potential contribution to the success of the Company whether directly or through its Subsidiaries and such other factors as the Committee may deem relevant. The Award Agreement shall contain such other terms, provisions and conditions not inconsistent herewith as shall be determined by the Committee. The Committee may require as a condition to the grant of any Award that a Participant shall take whatever additional actions and execute whatever additional documents the Committee may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of the Plan and the Award Agreement, and the Participant by accepting the Award subject to such a condition shall be deemed to have accepted those obligations. If any Award Agreement or Award provides (without regard to this sentence) for the obligation of the Company or any affiliate thereof to purchase or repurchase Shares from a Participant or any other person, then, notwithstanding the provisions of the Award Agreement or such other agreement, such obligation shall not apply to the extent that the purchase or repurchase would not be permitted under Delaware law.

5.     Number of Shares Subject to Awards.

     (a) Subject to the provisions of Section 16, Awards with respect to an aggregate of no more than 5,365,589 Shares may be granted under the Plan; provided, however, that if when an Award expires, terminates or is forfeited, any Shares covered by the Award have not been issued or transferred to the Participant (and are not required to be so issued or transferred), those Shares shall not be counted against the foregoing limitation and may be the subject of further Awards. For purposes of the foregoing limitation, each Share covered by a Performance Stock Award or a Restricted Stock Award shall be treated as an Award covering three Shares.

     (b) Subject to the requirements of applicable law, Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares. The certificates for Shares issued hereunder may include any legend which the Committee deems appropriate to reflect any restrictions on transfer hereunder or under the Award Agreement, or as the Committee otherwise may deem appropriate.

     (c) The aggregate Fair Market Value, determined as of the date an Option is granted, of the Common Stock for which any Participant may be awarded Incentive Stock Options which are first exercisable by the Participant during any calendar year under the Plan (or any other stock option plan required to be taken into account under Section 422(d) of the Code) shall not exceed $100,000.

     (d) Following the Amendment Date and until the tenth anniversary of the Effective Date, no Participant may be granted as an average per year over any three consecutive calendar years Awards of (i) Restricted Stock, Stock Units, Performance Stock or Performance Restricted Stock with respect to more than 100,000 Shares or (ii) Stock Options or Stock Appreciation Rights with respect to more than 300,000 Shares or (iii) Cash Performance Awards of more than $3 million.

6.     Types of Awards.

     (a) Options may be granted at the discretion of the Committee. The Option Price in respect of each Option shall be determined by the Committee at the time of grant and reflected in the Award Agreement in respect of that Option, as amended from time to time; provided, however, that except for (i) the Exchange Options; (ii) actions taken by the Committee pursuant to Section 16 of the Plan and (iii) as determined by the Committee in respect of options granted in connection with business combination transactions, the Option Price with respect any particular Award shall in no event be less than 100% of the Fair Market Value of a Share on the day the Option is granted. Any particular Award Agreement may provide for different exercise prices for specified amounts of Shares subject to the Option. The Option Price with respect to each Incentive Stock Option shall not be less than 100% (or 110%, in the case of an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners)) of the Fair Market Value of a Share on the day the Option is granted. For each Award of Options, the Committee shall specify whether the Options are intended to be Incentive Stock Options, Non-Qualified Stock Options, or both. To the extent that any Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option. Incentive Stock Options may be granted only to employees. Notwithstanding anything to the contrary in the Plan, Options shall not be granted to consultants in the United Kingdom unless the Committee expressly determines otherwise.

     (b) Performance Stock Awards may be granted at the discretion of the Committee. Each Performance Stock Award shall consist of an award of Shares, the grant, issuance and vesting of which shall be subject to Performance Goals and such other conditions as the Committee shall specify at the time of grant. An Award shall specify the maximum number of Shares subject to the Performance Stock Award and its terms and conditions. The Committee shall set the Performance Goals and the period within which they must be achieved, in its discretion. Subject to the terms of the applicable Award Agreement, as soon as practicable following the time the Performance Goals and other conditions are met, Shares shall be paid to the Participant. The Performance Goals may be used to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code and to the extent any particular Performance Stock Award is intended by the Committee to comply with Section 162(m), the Performance Goals shall be deemed satisfied only when the Committee (or an applicable subcommittee thereof) so certifies.

     (c) Restricted Stock Awards may be granted at the discretion of the Committee. Shares may be issued pursuant to a Restricted Stock Award subject to such conditions on forfeiture, restrictions on sale or transfer and other terms and conditions as the Committee shall specify at the time of grant. Unless otherwise determined by the Committee, a Participant who has received a Restricted Stock Award shall have all the rights and privileges of a stockholder with respect to the Shares covered by the Award during the period in which the Participant’s rights in respect of the Shares remain subject to restrictions, but all of the Participant’s rights in respect of those Shares shall terminate if the Restricted Stock Award is forfeited or terminated in accordance with its terms before those restrictions expire.

     (d) Performance Restricted Stock Awards may be granted at the discretion of the Committee. The rights of a Participant in the Shares covered by a Performance Restricted Stock Award shall be subject to Performance Goals and such conditions on forfeiture, restrictions on sale or transfer and other terms and conditions as the Committee shall specify at the time of grant. Unless otherwise determined by the Committee, a Participant who has received a Performance Restricted Stock Award shall have all the rights and privileges of a stockholder with respect to the Shares covered by the Award during the period in which the Participant’s rights in respect of the Shares remain subject to restrictions, but all of the Participant’s rights shall terminate if the Performance Restricted Stock Award is forfeited or terminated in accordance with its terms before those restrictions expire. The Performance Goals specified in the terms of the Award may be used to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code and to the extent any particular Performance Restricted Stock Award is intended by the Committee to comply with Section 162(m), the Performance Goals shall be deemed satisfied only when the Committee (or an applicable subcommittee thereof) so certifies.

     (e) Cash Performance Awards may be granted at the discretion of the Committee. The rights of a Participant in respect of a Cash Performance Award shall be subject to Performance Goals and such other conditions and terms as the Committee shall specify at the time of grant. The Committee shall specify as to each Cash Performance Award the maximum cash amount payable, the Performance Goals, the period within which the Performance Goals must be achieved, and such other terms and conditions as the Committee shall determine. As soon as practicable following the time the Performance Goals are met, the applicable cash payment shall be made to the Participant or deferred to the extent permitted by the Committee. The Performance Goals specified in the terms of the Award may be used to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code and to the extent any particular Cash Performance Award is intended by the Committee to comply with Section 162(m), the Performance Goals shall be deemed satisfied only when the Committee (or an applicable subcommittee thereof) so certifies.

     (f) Stock Appreciation Rights may be granted at the discretion of the Committee, either in tandem with an Award of an Option or as a “stand-alone” SAR. The exercise price per share of a tandem SAR shall be the Option Price of the related Option. The exercise price of a stand-alone SAR shall be an amount determined by the Committee, but in no event less than 100% of the Fair Market Value of a Share on the date the SAR is granted. SARs shall be exercisable and vest upon the terms and conditions determined by the Committee at the time of the grant. Unless earlier expired, forfeited, or otherwise terminated, each SAR shall expire on a date determined by the Committee at the time of grant, provided that the term of a tandem SAR shall not exceed the term of the related Option and the term of a stand-alone SAR shall not exceed 10 years. Upon exercise of a SAR, the Participant shall receive payment in cash, Shares or a combination of both, as determined by the Committee, in an amount equal to the excess of the Fair Market Value on the exercise date of the number of Shares covered by the SAR (or in the case of a partial exercise, of the number of Shares as to which the SAR us being exercised) over the aggregate exercise price. To the extent payment is made in Shares, unless otherwise specified by the Committee the Shares delivered in payment shall be valued for purposes of the payment at their Fair Market Value on the date of exercise.

     (g) Performance Options may be granted at the discretion of the Committee. The rights of Participant in respect of a Performance Option shall be subject to Performance Goals and such other conditions and terms as the Committee shall specify at the time of grant. The exercise price per share for each Performance Option shall not be less than 100% of the Fair Market Value on the date of grant. Unless earlier expired, forfeited, or otherwise terminated, each Performance Option shall expire upon the tenth anniversary of the date of grant or on such other date as is specified in the applicable Award Agreement.

     (h) Stock Units may be granted at the discretion of the Committee. Stock Units will constitute an unfunded commitment by the Company to transfer to the Participant the number of Shares specified by the Committee in the terms of the Award. Stock Unit Awards shall be subject to such conditions, limitations, and vesting requirements as the Committee shall specify at the time of grant. At the discretion of the Committee, and subject to the limitations on the number of Shares that may be granted under the Plan, the Company may credit to a hypothetical account an amount equal to any dividends or distributions declared by the Company, that would have been payable on the number of Shares payable to the Participant pursuant to such Award if those Shares had been outstanding on the record date established for the dividend or distribution.

7.     Term of Awards; Vesting.

     (a) Unless earlier expired, forfeited or otherwise terminated, each Award shall expire in its entirety upon the tenth anniversary of the date of grant or shall have such other term (which may be shorter, but not longer, in the case of Incentive Stock Options) as is set forth in the applicable Award Agreement (except that, in the case of an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners) who is granted an Incentive Stock Option, the term of such Option shall be no more than five years from the date of grant). The Option shall also expire, be forfeited and terminate at such times and in such circumstances as otherwise provided hereunder or under the Award Agreement.

     (b) Each Award, to the extent that there has been no termination of the Participant’s employment (or other service, if applicable) and the Award has not otherwise lapsed, expired, terminated or been forfeited, shall first become exercisable according to the terms and conditions set forth in the Award Agreement, as determined by the Committee at the time of grant. Unless otherwise provided in the Award Agreement or herein, no Award (or portion thereof) shall ever be exercisable if the Participant’s employment or other service with the Company and its Subsidiaries has terminated before the time at which such Award would otherwise have become exercisable, and any Award that would otherwise become exercisable after such termination shall not become exercisable and shall be forfeited upon such termination. Notwithstanding the foregoing provisions of this Section 7(b), Awards exercisable pursuant to the schedule set forth by the Committee at the time of grant may be fully or more rapidly exercisable or otherwise vested at any time in the discretion of the Committee. Upon and after the death of a Participant, such Participant’s Awards, if and to the extent otherwise exercisable hereunder or under the applicable Award Agreement after the Participant’s death, may be exercised by the Successors of the Participant.

8.     Exercisability Upon and After Termination of Participant.

     (a) Unless otherwise provided in an Award Agreement, if the Participant’s employment (or other service, if applicable) with the Company and its Subsidiaries is terminated other than (i) by voluntary resignation of the Participant, (ii) by termination by the Company for Cause, or (iii) by termination by reason of death, Retirement or Disability, an Option or other Award subject to the Participant’s exercise may be exercised (but only to the extent the Award otherwise was exercisable on the date of termination) until the earlier of (i) three months from the date of termination of employment or (ii) the date on which the term of the Award expires in accordance with the provisions of the applicable Award Agreement and this Plan.

     (b) Unless otherwise provided in the applicable Award Agreement, if the Participant’s employment with the Company and its Subsidiaries terminates due to the death, Retirement or Disability of the Participant, any Option or other Award that remains subject to exercise by the Participant on the date of termination may be exercised (but only to the extent the Award otherwise was exercisable on the date of termination) until the earlier of (i) one year from the date of termination of employment (or other service, if applicable) of the Participant, or (ii) the date on which the term of the Award expires in accordance with the provisions of the applicable Award Agreement and this Plan.

     (c) Notwithstanding any other provision of this Plan, unless otherwise specifically provided in an Award Agreement, if (i) the Participant’s employment is terminated by the Company or any of its Subsidiaries for Cause or (ii) the Participant terminates his employment with the Company and its Subsidiaries (other than on account of death, Retirement or Disability) the Participant’s Awards, to the extent then unexercised, unvested or unpaid, shall thereupon cease to be exercisable or otherwise payable and shall be deemed immediately cancelled.

9.     Exercise of Awards.

     (a) Subject to vesting, other restrictions on exercisability and other restrictions provided for hereunder or otherwise imposed in accordance herewith, an Award that is subject to exercise by a Participant may be exercised, and payment by a Participant made only by written notice (in the form prescribed by the Committee) to the Company specifying the number of Shares with respect to which the Award shall be exercised.

      (b) Without limiting the scope of the Committee’s discretion hereunder, the Committee may impose such other restrictions on the exercise of Options and other Awards (whether or not in the nature of the foregoing restrictions) as it may deem necessary or appropriate.

      (c) If Shares acquired upon exercise of an Incentive Stock Option are disposed of in a disqualifying disposition within the meaning of Section 422 of the Code by a Participant prior to the expiration of either two years from the date of grant of such Option or one year from the transfer of Shares to the Participant pursuant to the exercise of such Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Participant shall notify the Company in writing as soon as practicable thereafter of the date and terms of such disposition and, if the Company (or any affiliate thereof) thereupon has a tax-withholding obligation, shall pay to the Company (or such affiliate) an amount equal to any withholding tax the Company (or affiliate) is required to pay as a result of the disqualifying disposition.

      (d) The aggregate Option Price shall be paid in full upon the exercise of an Option. Payment must be made by one of the following methods:

(i) a certified or bank cashier’s check;

(ii) the proceeds of a Company loan program or third-party sale program or a notice acceptable to the Committee given as consideration under such a program, in each case if permitted by the Committee in its discretion, if such a program has been established and provided the Participant is eligible to participate therein;

(iii) if approved by the Committee in its discretion, Shares of previously owned Common Stock having an aggregate Fair Market Value on the date of exercise equal to the aggregate Option Price, which Common Stock was owned by the Participant at least six months prior to such delivery;

(iv) if approved by the Committee in its discretion, through the written election of the Participant to have Shares withheld by the Company from the Shares otherwise to be received, with such withheld Shares having an aggregate Fair Market Value on the date of exercise equal to the aggregate Option Price;

(v) if approved by the Committee, by surrendering Options in exchange for Shares having an aggregate Fair Market Value on the date of the surrender equal to the aggregate Embedded Value on that date of the Options so surrendered; or

(vi) by any combination of such methods of payment or any other method as the Committee in its discretion may approve.

      (e) The Committee, in its discretion, may also permit the Participant to elect to exercise an Option by delivering to the Company a combination of Shares and cash with an aggregate Fair Market Value equal to the applicable Option Price, as determined as of the day the Option is exercised.

      (f) Except in the case of Options exercised by certified or bank cashier’s check, the Committee may impose limitations and prohibitions on the exercise of Options as it deems appropriate, including, without limitation, any limitation or prohibition designed to avoid accounting consequences which may result from the use of Common Stock as payment upon exercise of an Option.

      (g) The Committee may provide that no Option may be exercised with respect to any fractional Share. Any fractional Shares resulting from an Optionee’s exercise that is accepted by the Company shall in the discretion of the Committee be paid in cash.

10.     Tax Withholding.

      The Committee may, in its discretion, require a Participant to pay to the Company at the time of exercise of any Option or SAR, or vesting of any Performance Stock Award or Restricted Stock Award or payment under any other Award the amount that the Committee deems necessary to satisfy the Company’s obligation to withhold federal, state or local income or other taxes incurred by reason of the exercise or other income recognition event. The Committee may in its discretion elect to withhold issuance of Shares pursuant to Performance Stock Awards or Restricted Stock Awards in amounts sufficient to cover any withholding tax obligation. Upon exercise of an Option, the Optionee may, if approved by the Committee in its discretion, make a written election to have Shares then issued withheld by the Company from the Shares otherwise to be received, or to deliver previously owned Shares, in order to satisfy the liability for such withholding taxes. In the event of any withholding of Shares in respect of the withholding, the number of Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable withholding taxes. Where the exercise or vesting of an Award does not give rise to an obligation by the Company to withhold federal, state or local income or other taxes on the date of exercise, but may give rise to such an obligation in the future, the Committee may, in its discretion, make such arrangements and impose such requirements as it deems necessary or appropriate. Notwithstanding anything contained in the Plan or the Award Agreement to the contrary, the Participant’s satisfaction of any tax-withholding requirements imposed by the Committee in its discretion shall be a condition precedent to the Company’s obligation, as may otherwise be provided hereunder, to provide Shares or other benefits to the Participant, and the failure of the Participant to satisfy such requirements with respect to any Award shall cause such Award to be forfeited.

11.     Exercise by Successors.

      An Award may be exercised by the Successors of the Optionee only by written notice (in the form prescribed by the Committee) to the Company specifying terms and manner of the exercise.

12.     Nontransferability of Option.

     Each Award granted under the Plan shall be nontransferable by the Optionee except by will or the laws of descent and distribution of the state wherein the Participant is domiciled at the time of his death; provided, however, that the Committee may (but need not) permit other transfers, where the Committee concludes that such transferability (i) does not result in accelerated income taxation, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Section 422(b) of the Code, and (iii) is otherwise appropriate and desirable.

13.     Regulations and Approvals.

      (a) The obligation of the Company to issue, transfer or sell Shares with respect to Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

      (b) The Committee may make such changes to the Plan as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain tax benefits applicable to stock options.

      (c) Each Award is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Shares, no Awards shall be granted or payment made or Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions in a manner acceptable to the Committee.

      (d) In the event that the disposition of stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required under the Securities Act and any other applicable law, and the Committee may require any individual receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to represent to the Company in writing that the Shares acquired by such individual are acquired for investment only and not with a view to distribution and that such Shares will be disposed of only if registered for sale under the Securities Act or if there is an available exemption for such disposition.

14.     Administrative Rules; Interpretation.

      The Committee may make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate. Without limiting the generality of the foregoing, the Committee may (i) determine (A) the conditions under which a Participant will be considered to have retired or become disabled and (B) whether any Participant has done so; (ii) establish or assist in the establishment of a program (which need not be administered in a nondiscriminatory or uniform manner) under which the Company or a third party may make bona-fide loans on arm’s-length terms to any or all Participants to assist such Participants with the satisfaction of any or all of the obligations that such Participants may have hereunder and under any Award Agreement or under which third-party sales may be made for such purpose (including, without limitation, but subject to any limitations or prohibitions imposed under applicable law, a loan program under which the Company or a third party would advance to a holder of an Option the aggregate Option Price payable under the Option and be repaid with Option Shares or the proceeds thereof and a sale program under which funds to pay for Option Shares are delivered by a third party upon the third party’s receipt from the Company of stock certificates); (iii) determine the extent, if any, to which Awards or Shares issued or issuable pursuant to any Award shall be forfeited (whether or not such forfeiture is expressly contemplated hereunder); (iv) interpret the Plan and the Award Agreements hereunder, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law, and (v) take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof. In the event of any dispute or disagreement as to the interpretation of the Plan or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan, the decision of the Committee shall be final and binding upon all persons. Unless otherwise expressly provided hereunder, the Committee, with respect to any Award, may exercise its discretion hereunder at the time of the Award or thereafter.

15.     Amendments.

      The Board may amend the Plan as it shall deem advisable, except that no amendment may adversely affect a Participant with respect to Awards previously granted unless such amendments are in connection with compliance with applicable laws; provided that the Board may not make any amendment in the Plan that would, if such amendment were not approved by the holders of the Common Stock, cause the Plan to fail to comply with any requirement of applicable law or regulation, unless and until the approval of the holders of such Common Stock is obtained. Without limiting the generality of the foregoing, the Committee may (subject to such considerations as may arise under Section 15 of the Exchange Act, or under other corporate, securities or tax laws) take any steps it deems appropriate, that are not inconsistent with the purposes and intent of the Plan, to take into account the provisions of Section 162(m) of the Code.

16.     Changes in Capital Structure.

      (a) If (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization or other similar change in the capital structure of the Company, or any distribution to holders of Common Stock other than cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the terms of the outstanding Awards, then the Committee may forthwith take any such action as in its judgment shall be necessary to maintain the Participants’ rights hereunder (including under the Award Agreements) so that they are substantially proportionate to the rights existing prior to such event, and to maintain the continuing availability of Shares under Section 5 (if Shares are otherwise then available) in a manner consistent with the intent hereof, including, without limitation, adjustments in (x) the number and kind of shares or other property subject to Awards, (y) the Option Price (if applicable), and (z) the number and kind of shares available under Section 5. To the extent that such action shall include an increase or decrease in the number of Shares (or units of other property then available) subject to outstanding Awards, the number of Shares (or units) available under Section 5 shall be increased or decreased, as the case may be, proportionately, as may be provided by Committee in its discretion.

      (b) If a Change in Control shall occur, then the Committee as constituted immediately before the Change in Control may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the Change in Control (including, without limitation, the substitution of stock, cash or other property for the Shares otherwise issuable on exercise of Awards, the acceleration of the exercisability of Awards or substitution of cash or other property for any Award).

      (c) The judgment of the Committee with respect to any matter referred to in this Section 16 shall be conclusive and binding upon each Optionee without the need for any amendment to the Plan.

17.     Notices.

      All notices under the Plan shall be in writing, and if to the Company, shall be delivered to the Board or mailed to its principal office, addressed to the attention of the Board; and if to the Participant, shall be delivered personally, sent by facsimile transmission or mailed to the Participant at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 17.

18.     Rights as Stockholder.

      Neither the Participant nor any person entitled to exercise the Participant’s rights in the event of death shall have any rights of a stockholder with respect to the Shares subject to an Award, except to the extent that a certificate for such Shares shall have been issued upon the Award or exercise of the Award as provided for herein.

19.     Rights to Employment.

      Nothing in the Plan or in any Award granted pursuant to the Plan shall confer on any individual any right to continue in the employ or other service of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries to terminate the individual’s employment or other service at any time.

20.     Exculpation and Indemnification.

      The Company shall indemnify and hold harmless the members of the Board and the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person’s duties, responsibilities and obligations under the Plan, to the maximum extent permitted by law, other than such liabilities, costs and expenses as may result from the gross negligence, bad faith, willful misconduct or criminal acts of such persons.

21.     Non-U.S. Employees.

      Without amending the Plan, the Committee may grant Awards to eligible employees and consultants who are foreign nationals on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries in which the Company or its Subsidiaries operates or has employees.

22.     Captions.

      The use of captions in this Plan is for convenience. The captions are not intended to and do not provide substantive rights.

23.     Severability.

      The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.

24.     Governing Law.

      THE PLAN SHALL BE GOVERNED BY THE LAWS OF DELAWARE, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS.